 Exhibit 10.6

LOAN AGREEMENT

THIS LOAN AGREEMENT is made and entered into this 6th day of September, 2022.

BETWEEN:

ALR TECHNOLOGIES SG PTE. LTD.
of 80 Robinson Road, #02-00, Singapore 068898

(hereinafter known as “ALRT” or the “Borrower”)

AND

KAN WAN CHEN PTE. LTD.

of [***]

(hereinafter known as “Lender”)

(hereinafter referred to individually as a “Party” and together as “the Parties”).

WHEREAS:

A.	ALRT received advances of S$500,000 on July 14, 2022 (the “Initial Advance”), S$1,000,000 on August 15, 2022 (the “Second Advance”) and S$1,000,000 on August 30, 2022 (the “Third Advance”) from the Lender;
B.	ALRT may wish to borrow additional amounts from the Lender to commercialize the GluCurve Pet CGM, for working capital purposes and fund its operations, and
C.	The Lender may wish to advance additional amounts to ALRT on the conditions outlined herein.

NOW THEREFORE, for valuable consideration received, the Parties agree as follows:

1.                  Principal Advances. The Borrower may request advances (the “Principal”) from the Lender, in writing, as it requires from time to time for the purpose of commercializing the GluCurve CGM, clinical trials for the Diabetes Solution for human health, working capital and general corporate purposes. Amounts advanced by the Lender to the Borrower hereunder are considered Principal. Each of the Initial Advance, the Second Advance and the Third Advance are incorporated into the Principal amount borrowed by the Borrower from the Lender.

2.                  Maturity Date. The principal amount owing under this Loan Agreement will be due on March 31, 2024. Any amount due on maturity will equal 120% of the principal amount outstanding, where the additional 20% represents a bonus in lieu of any interest or other amounts.

3.                  Repayment Terms. Amounts advanced will be repayable based on the sales receipts collected of the GluCurve Pet CGM. For each GluCurve Pet CGM unit sold by ALRT, ALRT will pay US$10 to the Lender which will be accounted for as follows:

a.	US$5 payback of Principal owing to the Lender
b.	US$5 royalty payment

Amounts will be repaid by ALRT to the Lender on a monthly basis, within 30 days following the completion of the month in which the GluCurve Pet CGM unit was sold.

4.                  Redemption. The Borrower may redeem the Principal at any time prior to the launch of the DX GluCurve Pet CGM, targeted for July 1, 2023. The Principal may be redeemed in whole or in part, at the Company’s option with a payment equal to 120% of the Principal amount owing. Any Principal redeemed prior to July 1, 2023 will not be subject to the royalty payments under provision 3.

5.                  Security. The Borrower hereby pledges and charges to the Lender, and grants to the Lender:

a.	[***], and
b.	a general security interest in and to all of the Borrower’s present and after-acquired assets, pari passu to existing general security interests issued by the Company to Sidney Chan and Christine Kan.

6.                  Reporting. Along with the payment each month, ALRT will provide the Lender with a statement indicating:

·	A reconciliation of the balance of principal owing including
o	the previous months’ ending balance
o	amounts borrowed pursuant to this Loan Agreement
o	amounts repaid
o	the amount outstanding at the end of the month completed
·	The number of units of GluCurve CGM Sold to its Distributor
·	The calculation for the amount of the royalty to be remitted.

7.                  Confidentiality.

a.	For purposes hereof, “Confidential Information” means all documents, software, reports, data, records, forms, tools, products, services, methodologies, present and future research, technical knowledge, marketing plans, trade secrets, and other materials obtained by a Party from the other in the course of this Loan Agreement, whether tangible or intangible and whether or not stored, compiled, or stored physically, electronically, graphically, in writing, or by any means now known or later invented. Confidential Information includes but is not restricted to records and information (i) that has been marked as proprietary or confidential; (ii) whose confidential nature has been made known by either Party; or (iii) that due to its character and nature, a reasonable person under like circumstances would treat as confidential. Notwithstanding the foregoing, Confidential Information does not include information which: (i) is already known to the recipient at the time of disclosure; (ii) is or becomes publicly known through no wrongful act or failure of recipient; (iii) is independently developed by recipient without benefit of the other Party’s Confidential Information; or (iv) is received from a third party which is not under and does not thereby breach an obligation of confidentiality.

b.	Lender agrees to protect ALRT’s Confidential Information at all times and in the same manner as each protects the confidentiality of its own proprietary and confidential materials, but in no event with less than a reasonable standard of care. Lender shall not, except with respect to those of its employees with a need to know under this Loan Agreement, use or disclose to any person, firm or entity any Confidential Information of the ALRT without ALRT’s express, prior written permission during the Term and for a period of three years thereafter; provided, however, that notwithstanding the foregoing, Lender may disclose Confidential Information of ALRT to the extent that it is required to be disclosed pursuant to a statutory or regulatory provision or court order.

8.                  Default. This Loan Agreement shall be in default by the Borrower in the event the Borrower (i) fails to pay the principal and interest when due hereunder; (ii) becomes bankrupt or insolvent; (iii) seeks creditor protection; makes a proposal to its creditors; makes a general assignment for the benefit of its creditors; or if a bankruptcy petition or receiving order is filed or made against it; or (iv) fails to maintain its existence; takes any proceedings in respect of liquidation of its assets; or if an order is made or a resolution passed or a petition is filed for its winding-up.

9.                  Costs of Collection. If any default occurs on any payment due under this Loan Agreement, the Borrower promises to pay all costs and expenses, including reasonable legal fees, incurred by Lender in collecting or attempting to collect the indebtedness under this Loan Agreement, whether or not any action or proceeding is commenced. None of the provisions hereof and none of Lender’s rights or remedies hereunder on account of any past or future defaults shall be deemed to have been waived by Lender’s acceptance of any past due installments or by any indulgence granted by Lender to Borrower.

10.              Waiver of Notices. Borrower waives presentment, protest, demand, notice of protest, notice of dishonor or non-payment of this Loan Agreement, and any and all other notices or matters of a like nature, and agrees that it shall remain liable for all amounts due hereunder notwithstanding any extension of time or change in the terms of payment of this Loan Agreement or any delay or failure by Lender to exercise any rights hereunder.

11.              Waiver or Modification. No waiver or modification of any of the terms of this Loan Agreement shall be valid or binding unless set forth in writing specifically referring to this Loan Agreement and signed by the Lender and Borrower, and then only to the extent specifically set forth therein.

12.              Governing Law. This Loan Agreement shall be governed by and construed in accordance with the laws of Singapore.

13.              Dispute Resolution. The parties agree that any dispute, controversy or claim arising out of or in connection with this Loan Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules (“SIAC Rules”) of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this Section 10. The parties agree that any arbitration commenced pursuant to this Section 10 shall be conducted in accordance with the expedited procedure set out in Rule 5.2 of the SIAC Rules. The seat of the arbitration shall be Singapore. The tribunal shall consist of one (1) arbitrator.

14.              Definitive Agreement. This Loan Agreement constitutes the entire agreement of the Parties on the subject hereof and supersedes all prior understandings and instruments on such subject. This Loan Agreement may not be modified other than by a written instrument executed by duly authorized representatives of the Parties. There are no representations, warranties, conditions, terms or collateral agreements, express, implied or statutory, between the Parties related to the subject matter of this Loan Agreement except as expressly contemplated in this Loan Agreement.

15.              Further Assurances. Each Party will at all times after the execution of this Loan Agreement, at the request of the other Party, but without further consideration, do all such further acts, and execute and deliver all such further documents and instruments as the other Party may reasonably request in order to fully perform and carry out the terms and intent of this Loan Agreement.

16.              Severability. In the event that any term or provision of this Loan Agreement shall be held to be invalid, void or unenforceable, then the remainder of this Loan Agreement shall not be affected, impaired or invalidated, and each such other term and provision of this Loan Agreement shall be valid and enforceable to the fullest extent permitted by law.

17.              Headings. The division of this Loan Agreement and the recitals and headings are for convenience of reference only and will not affect the construction or interpretation hereof.

18.              Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by registered or certified mail (postage prepaid, return receipt requested) and by email to the respective Parties at the following addresses (or at such other address as notified by the respective Parties in advance):

If to ALRT:

Address: 80 Robinson Road, #02-00, Singapore 068898

Attention: Mr. Sidney Chan

Email Address: sidney.chan@alrt.com

Telephone: [***]

With a copy to

Attention: Ben Szeto

Email Address: ben.szeto@alrt.com

If to KAN WAN CHEN PTE. LTD.

Attention:	Mrs. Christine Kan
Address:	[***]

Email Address: [***]

Telephone:	[***]

19.              Binding Effect. This Loan Agreement enures to the benefit of and binds the parties’ respective successors and permitted assigns.

20.              Costs. All fees, costs and expenses incurred in connection with this Loan Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs or expenses.

21.              Execution. This Loan Agreement may be executed in counterparts, which together shall be considered one and the same agreement and each of which shall be deemed an original. Counterparts may be executed and delivered by facsimile, electronic mail or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have duly executed this Loan Agreement by their authorized representatives as of the date first written above.

ALR TECHNOLOGIES SG PTE. LTD.

By: /s/ Sidney Chan

Name: Sidney Chan

Title: Chairman and CEO

KAN WAN CHEN PTE. LTD.

By: /s/ Kan Soong Tuck

Name: Kan Soong Tuck

Title: Director